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                                                                       Exhibit 5

                              BINGHAM MCCUTCHEN LLP
                               150 Federal Street
                                Boston, MA 02110

                                 August 11, 2004

Century Bancorp, Inc.
400 Mystic Avenue
Medford, Massachusetts 02155

         Re:      Registration Statement on Form S-8
                  2004 Stock Option Plan

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission on or about August 13, 2004 (the "Registration Statement"), of 150,000 shares (the "Shares") of Class A common stock, par value $1.00 per share (the "Class A Common Stock"), of Century Bancorp, Inc., a Massachusetts corporation (the "Corporation"), which are or will be issuable to employees, officers and directors of the Corporation upon the exercise of awards granted pursuant to the Corporation's 2004 Stock Plan (the "2004 Plan").

         We have acted as counsel to the Corporation in connection with the foregoing registration of the Shares. We have reviewed the corporate proceedings of the Corporation with respect to the authorization of the 2004 Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such records, instruments, certificates, memoranda and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing such documents. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Corporation, and have assumed, without independent inquiry, the accuracy of those certificates.

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Century Bancorp, Inc.
August 13, 2004
Page 2 of 2

         We have further assumed that all Shares issued pursuant to awards granted or to be granted pursuant to the 2004 Plan were or will be validly issued in accordance with the terms of the 2004 Plan and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

         This opinion is limited solely to the laws of The Commonwealth of Massachusetts.

         Based upon and subject to the foregoing, we are of the opinion that, upon the issuance and delivery of the Shares in accordance with the terms of such awards and the 2004 Plan, the Shares will be validly issued, fully paid and non-assessable shares of the Corporation's Class A Common Stock.

         We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     BINGHAM MCCUTCHEN LLP